Exhibit 16.1

March 20, 2025

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 20, 2025, of Forge Global Holdings, Inc. and are in agreement with the statements contained in the first sentence of paragraph 1 as it relates to the notification of our dismissal, the last sentence of paragraph 1, and paragraphs 2 through 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP